EXHIBIT F-1

July 14, 2004

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:	Xcel Energy Inc. — Form U-1 Application (File No. 70-10152)

Dear Sir or Madam:

     I deliver this opinion to you for filing as Exhibit F-1 to the Certificate of Notification filed in connection with the Application-Declaration on Form U-1 (the “Application”) referenced above and the order in Holding Company Act Release No. 27736 (Oct. 3, 2003) issued by the Commission (the “Order”). Briefly stated, Xcel Energy Inc. (“Xcel Energy”), NRG Energy, Inc. (“NRG”) and NRG Power Marketing, Inc. (“NRG PMI” and, together with Xcel Energy and NRG, the “Applicants”) were authorized under the Public Utility Holding Company Act of 1935 (the “Act”) to perform those acts and consummate those transactions contemplated as part of the solicitation of consent and implementation of a proposed plan of reorganization (“Plan”) filed in the bankruptcy proceedings (the “Proceedings”) in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) of NRG and NRG PMI and certain of NRG’s other subsidiaries which were debtors in such bankruptcy proceedings (collectively, the “Proposed Transactions”), all as more fully described in the Application and the Order. All capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Application.

     I am a member of the bar of Minnesota, the place of organization of Xcel Energy. I am not a member of the bar of any other state of the United States and do not hold myself out as an expert in the laws of such states, although I have consulted and will consult with counsel to Xcel Energy who are experts in such laws. For purposes of this opinion, to the extent I deemed necessary, I have relied on advice from counsel employed or retained directly or indirectly by Xcel Energy.

     In connection with this opinion, I or attorneys in whom I have confidence, have examined originals or copies, certified or otherwise identified to my satisfaction, of such records and such other documents, certificates and corporate or other records as I have deemed necessary or appropriate as a basis for the opinions expressed in this letter. In my examination, I have assumed the genuineness of all signatures, the legal capacity of all persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of documents submitted to me as certified or photostatic copies and the authenticity of the originals of such copies. As to various questions of fact material to such opinions, I have, when relevant facts were not independently established, relied upon statements contained in the Application.

     The opinions expressed below are subject to the following assumptions, qualifications, limitations, conditions and exceptions:

(a) The Commission has duly entered the Order, permitting the Application to become effective under the Act and the rules and regulations thereunder, and the Proposed Transactions were consummated in accordance with the Application and the Commission’s Order.

(b) The Plan, providing for the Proposed Transactions in substantially the form described in the Application, has been confirmed by a final and nonappealable order of the Bankruptcy Court.

(c) No act or event other than as described herein shall have occurred subsequent to the date hereof which would change the opinions expressed.

(d) Each of the Proposed Transactions and each document required for the implementation of a Proposed Transaction has been duly authorized by all requisite corporate action on the part of any party thereto and has been duly executed and delivered and/or filed on behalf of such other parties, including necessary filings by NRG with the Secretary of State of the State of Delaware and with any governmental entity requiring such filings in connection with a Proposed Transaction involving a distribution of securities.

(f) The Proposed Transactions were consummated in accordance with the provisions set forth in the Plan and the Disclosure Statement.

(g) All taxes and governmental charges in connection with the Proposed Transactions were fully paid.

     Based upon the foregoing and subject to the assumptions, qualifications, limitations, conditions and exceptions set forth herein, it is my opinion that:

     (a) all state laws applicable to Xcel Energy in respect of the consummation of the Proposed Transactions have been complied with;

     (b) Xcel Energy is a validly organized and a duly existing corporation in its state of incorporation;

     (c) the Settlement Agreement is a valid and binding obligation of Xcel Energy in accordance with its terms;

     (d) the Tax Matters Agreement, the Transitional Services Agreement and the Employee Matters Agreement entered into between Xcel Energy and NRG are valid and binding obligations of Xcel Energy in accordance with their terms; and

     (e) the consummation of the Proposed Transactions does not violate the legal rights of the holders of any securities issued by Xcel Energy or any of its subsidiaries and associate companies.

     I hereby consent to the filing of this opinion as an exhibit to the Certificate of Notification.

Very truly yours,
/s/ Gary R. Johnson
Gary R. Johnson
Vice President and General Counsel